Exhibit 99.1

CalEthos, Inc. and its subsidiary, TerraVolt Infrastructure, Inc., sign a Natural Gas Supply Agreement for TerraVolt’s planned AI Data Center Infrastructure Development

Tustin, CA – May 11, 2026 – CalEthos, Inc. (OTCQB:GEDC), and its subsidiary TerraVolt Infrastructure, Inc. (“TerraVolt” or, collectively with CalEthos, Inc., the “Company”), today announced the execution of an agreement with a top-tier natural gas marketing company for the FIRM supply to the Company of natural gas for TerraVolt’s planned behind-the-meter onsite power plant. Under the terms of the agreement, the natural gas supplier will provide the Company with 55,000 MMBTU per day of natural gas. This supply of contracted natural gas ensures the Company will be able to provide a stable, reliable energy source for TerraVolt’s master-planned data center campus development, which is to be located in Southeast Idaho on the Northwest Natural Gas Pipeline.

Joel Stone, Chairman and CEO of the Company, stated “this agreement will provide fuel for the initial phase of our campus development, which is currently planned for 200MW to 240MW of power for data center customers, without impacting the local grid or increasing the cost of power to the local rate payers.” In addition, Mr. Stone noted that “the Company’s planned data center campus aligns with President Trump’s recent March 4, 2026 initiative, the Ratepayer Protection Pledge, which requires technology companies to pay for the power infrastructure needed to support their expanding data centers”.

TerraVolt’s solution for the data center industry is an innovative Physical Infrastructure-as-a-Service (“PIaaS”) Platform that integrates behind-the-meter, onsite natural gas power plants with pre-permitted, construction-ready data center building sites that include all required utilities and fiber connectivity. TerraVolt plans to provide its turnkey solution to hyperscalers, neoclouds, and data center developers seeking to deploy new capacity faster than with traditional grid interconnection.

The Company’s gas supply agreement also includes comprehensive fuel management services to be provided by the fuel supplier, which will allow TerraVolt to better manage customer needs and power plant fluctuations. This should help ensure the Company has maximum cost-effectiveness and operational reliability as data center buildings are completed and commence operation on the Company’s data center campus.

Mr. Stone noted, “With grid-served power becoming less predictable in terms of both cost and availability, the data center industry is seeking alternative power solutions that accelerate deployment timelines while meeting the critical demands for reliability, sustainability, and cost-effectiveness”.

About TerraVolt Infrastructure, Inc.

CalEthos’ TerraVolt subsidiary is a land development company that was formed to serve as a foundational provider in the digital infrastructure supply chain, specializing in land banking and infrastructure development for the data center industry. It intends to acquire large parcels of land and develop them into onsite-powered, master-planned data center campuses. It is targeting undeveloped land in geographic areas where critical data center development resources are available—land, energy sources, and fiber. TerraVolt intends to create value through upfront investment and de-risking of the development process for data center companies looking for construction-ready building sites, including hyperscalers, neoclouds, and data center developers.

Media Contact: Michael Campbell at mc@terravoltinfra.com

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates”.

Data center development risks in the power and data center industry are constantly evolving as the AI industry continues to grow. The Company faces emerging risks from:

●	Emerging federal and state regulations aimed at protecting ratepayers, which could significantly increase the cost data center companies of doing business. In early 2026, several legislative proposals were introduced at both the federal and state levels to address the surge in demand for more AI data centers.

●	The recent shift by data center developers to strategically rely on “Bring Your Own Power” (BYOP) and onsite power generation entails nascent operational risks and greater capital intensity. While BYOP offers a faster “time-to-power,” it introduces several critical risks:

○	Capital Intensity: Average construction costs for onsite-powered facilities have risen significantly, contributing to a global infrastructure investment “supercycle” projected to reach $3 trillion by 2030.

○	Technology Risk: Deploying large-scale microgrids utilizing natural gas turbines, reciprocating engines (Recips), and Battery Energy Storage Systems (BESS) involve complex engineering and integration risks that may lead to operational downtime or higher-than-expected maintenance costs.

○	Supply Chain Volatility: The reliability of onsite power depends on a steady supply of natural gas. Any disruption to pipeline infrastructure or significant volatility in gas pricing could materially impact operating margins.

○	Increasing Delivery Times: Natural gas turbines and recips are experiencing delivery times of 18 to 30 months. While faster than larger utility-scale turbines, lead times for industrial-grade natural gas turbines (from GE, Siemens and Mitsubishi) have roughly doubled since 2021.

○	Increasing Demand for Natural Gas: In early 2026, the gas power generation equipment market experienced a robust upward cycle driven by a global shift away from coal, the need to stabilize grids that are reliant on intermittent renewables, onsite power generation, and a massive surge in electricity demand from AI and data centers.

○	Increasing Demand for Equipment is Lengthening Lead Times: Due to market demand, support infrastructure (transformers & switchgear), like generation equipment, and other components, such as electrical generation and distribution systems, are also experiencing lead times of 18 to 30 months.

Moreover, forward-looking statements in this release include, but are not limited to, the Company’s ability to raise capital to fund its development of a Physical Infrastructure-as-a-Service Platform; the Company’s ability to complete construction of its planned power plants, cooling systems, water/sewer treatment plants and shovel-ready data center building sites; the demand for data center power in the U.S. and worldwide; the impact of supply chain challenges; and the Company’s ability to recruit and retain management and technical personnel. Further information relating to factors that may impact the Company’s results are disclosed in the Company’s filings with the SEC. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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